Exhibit 99.1

Hillenbrand Third-Quarter Revenue Increased 13% to $238 Million

•      Process Equipment Group revenue grew 53% (5% organic)

•      Batesville revenue declined 3% to $146 million

•      Diluted EPS decreased 6% to $0.34

BATESVILLE, Indiana, August 1, 2012 — /PRNewswire/ — Hillenbrand (NYSE: HI) revenue for the third quarter of 2012 grew 13% to $238 million compared to the same quarter last year. This was driven by Process Equipment Group revenue growth of 53% to $93 million (5% organic growth). In addition to the strong revenue growth, the group’s order backlog continued to grow sequentially, ending the quarter at $140 million, an increase of 3% over the second quarter.

Batesville revenue dropped 3% to $146 million primarily due to an estimated 5% decrease in North American burials. The decline in burials was driven by an estimated 2% decline in North American deaths compared to the same quarter last year. Burial volume was also impacted by the rate at which consumers opted for cremation.

Consolidated gross profit margin in the third quarter was 38.1% compared to 40.8% in the prior year. The decrease was largely driven by Batesville as they experienced declines in volume and average selling price as well as short-term transition costs including those related to a manufacturing shift consolidation. On an adjusted basis, which excludes restructuring charges at both business platforms, the consolidated gross profit margin was 38.6%.

Net income decreased 5% over the prior year to $21 million, with diluted EPS down 6% to $0.34. On an adjusted basis, net income declined 3% to $23 million and diluted EPS declined 3% to $0.37, as the continued strong growth from the Process Equipment Group was more than offset by lower Batesville volumes. EBITDA was $42 million, a 3% decrease from the prior year.  On an adjusted basis, EBITDA decreased by 1% to $45 million. Hillenbrand once again delivered strong cash flow from operations, reporting $50 million compared to $102 million in the prior year. The prior year included $60 million from the collection of the Forethought Note.

“We are pleased with the success of the Process Equipment Group as it continues to grow both organically and through acquisitions,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand. “While the funeral products industry, including Batesville, continued to face the challenges of a significant drop in North American burials, Batesville has successfully enhanced its market position and continued to provide the consistent cash flow that assists us in pursuing our acquisition strategy and delivering returns to shareholders.”

Year-to-Date Summary

For the nine months ended June 30, 2012, Hillenbrand’s revenue increased 12% over the prior year to $730 million. Gross profit margin was 39.6% (40.1% on an adjusted basis) compared to 42.8% in the prior year. Other income and expense decreased $10 million largely due to the full collection of the Forethought Note in April 2011 ($6 million) and a decrease in investment gains ($3 million). Cash flow from operations was $110 million compared to $155 million in the prior year.  The prior year included $60 million from the collection of the Forethought Note.  Net income of $80 million decreased 3% and diluted EPS of $1.28 decreased 4%. On an adjusted basis, net income decreased 7% to $79 million ($1.26 per diluted share). EBITDA decreased 8% to $140 million from the prior year and 3% to $151 million on an adjusted basis.

The company will host a conference call and simultaneous webcast Thursday, August 2, 2012, at 8 a.m. ET to discuss the results for the third quarter of fiscal year 2012, which ended June 30, 2012. The webcast will be available at http://ir.hillenbrand.com and will be archived on the company’s website through August 2, 2013. To access the conference call, listeners in the United States and Canada may dial 1-877-853-5642, and international callers may dial 1-253-237-1134. Use conference call ID number 43746905. A replay of the call will be available until midnight ET, Thursday, August 23, 2012, by dialing 1-855-859-2056 toll free in the United States and Canada or 1-404-537-3406 internationally, and using the conference ID number 43746905.

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and are available on the Company’s website (www.Hillenbrand.com).

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net revenue	$238.4	$211.2	$729.7	$652.2
Cost of goods sold	147.6	125.1	440.9	373.0
Gross profit	90.8	86.1	288.8	279.2
Operating expenses	57.8	51.2	178.6	154.4
Operating profit	33.0	34.9	110.2	124.8
Interest expense	3.0	2.6	8.8	8.3
Other income (expense)	(0.1)	0.7	(0.8)	9.3
Income before income taxes	29.9	33.0	100.6	125.8
Income tax expense	8.6	10.5	20.6	43.2
Net income	$21.3	$22.5	$80.0	$82.6

Basic earnings per share	$0.34	$0.36	$1.29	$1.33
Diluted earnings per share	$0.34	$0.36	$1.28	$1.33
Weighted average shares outstanding — basic	62.3	62.1	62.1	62.0
Weighted average shares outstanding — diluted	62.5	62.1	62.4	62.0
Cash dividends per share	$0.1925	$0.1900	$0.5775	$0.5700

Condensed Consolidated Statements of Cash Flow (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2012	2011
Net cash provided by operating activities	$109.6	$155.3
Net cash (used in) provided by investing activities	(13.6)	98.7
Net cash used in financing activities	(194.0)	(165.5)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	11.4
Net cash flow	(99.5)	99.9

Cash and cash equivalents:
At beginning of period	115.5	98.4
At end of period	$16.0	$198.3

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes it provides a higher degree of transparency.

Organic revenue growth is defined as the year-over-year comparison of constant currency revenue with all acquired companies included in the base year.

EBITDA is defined as net income less interest income, plus interest expense, income tax (benefit), depreciation and amortization.

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Cost of goods sold	$147.6	$(1.2	)(a)	$146.4	$125.1	$—		$125.1
Gross profit	90.8	1.2		92.0	86.1	—		86.1
Operating expenses	57.8	(1.5	)(b)	56.3	51.2	(1.8	)(d)	49.4
Operating profit	33.0	2.7		35.7	34.9	1.8		36.7
Income tax expense	8.6	0.9	(c)	9.5	10.5	0.6	(c)	11.1
Net income	21.3	1.8		23.1	22.5	1.2		23.7
Diluted EPS	0.34	0.03		0.37	0.36	0.02		0.38

	Nine Months Ended June 30, 2012				Nine Months Ended June 30, 2011
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Cost of goods sold	$440.9	$(3.5	)(a)	$437.4	$373.0	$—		$373.0
Gross profit	288.8	3.5		292.3	279.2	—		279.2
Operating expenses	178.6	(10.1	)(e)	168.5	154.4	(3.0	)(g)	151.4
Operating profit	110.2	13.6		123.8	124.8	3.0		127.8
Income tax expense	20.6	15.0	(f)	35.6	43.2	1.0	(c)	44.2
Net income	80.0	(1.4)		78.6	82.6	2.0		84.6
Diluted EPS	1.28	(0.02)		1.26	1.33	0.03		1.36

(a)         Restructuring

(b)        Restructuring ($1.2), business acquisition costs ($0.2) and antitrust litigation ($0.1)

(c)         Tax effect of adjustments

(d)        Restructuring ($0.7), antitrust litigation ($0.7) and business acquisition costs ($0.4)

(e)         Backlog amortization ($2.5), restructuring ($3.7), long-term incentive compensation related to the international integration ($2.2), business acquisition costs ($1.2) and antitrust litigation ($0.5)

(f)           Tax benefit of the international integration ($10.4) and tax effect of adjustments ($4.6)

(g)        Restructuring ($0.7), antitrust litigation ($1.3), business acquisition costs ($1.7) and sales tax recoveries ($0.7)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
GAAP net income	$21.3	$22.5	$80.0	$82.6
Interest income	(0.1)	(0.8)	(0.4)	(7.2)
Interest expense	3.0	2.6	8.8	8.3
Income tax expense	8.6	10.5	20.6	43.2
Depreciation and amortization	9.4	8.7	31.0	26.0
EBITDA	$42.2	$43.5	$140.0	$152.9
Long-term incentive compensation related to the international integration	—	—	2.2	—
Restructuring	2.3	0.7	7.0	0.7
Other	0.2	1.1	1.7	2.3
EBITDA - adjusted	$44.7	$45.3	$150.9	$155.9

Note: “Other” includes antitrust litigation, business acquisition and sales tax adjustments.

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the Securities and Exchange Commission on November 28, 2011. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com